FOR IMMEDIATE RELEASE

                     THE PROCTER & GAMBLE COMPANY TO ACQUIRE
                              THE CLAIROL BUSINESS

                      Acquisition Brings Hair Color to P&G


     CINCINNATI, May 21, 2001 - The Procter & Gamble Company (NYSE: PG) today announced that P&G will purchase the Clairol business from Bristol-Myers Squibb Company (NYSE: BMY) for $4.950 billion in cash. Clairol is a world leader in hair color and hair care products with about $1.6 billion in worldwide sales.

     The Clairol acquisition launches P&G into the profitable and growing hair coloring market. Clairol's hair colorant brands include Nice 'n Easy, Natural Instincts, Miss Clairol, and Hydrience. Clairol also brings some outstanding hair care brands, including Herbal Essences, Aussie and Infusium.

     "Clairol's brands are known and loved by millions of consumers around the world," said A.G. Lafley, president and chief executive of P&G. "Clairol brings P&G into the fast-growing business of hair colorants and positions us for further growth in one of our core business categories: hair care. This acquisition has all the right elements - leadership brands, attractive margins and potential for growth. It is a winning combination for our consumers, our customers, our company, and our shareholders."

BUILDING BLOCKS FOR GROWTH
--------------------------
     This acquisition is expected to contribute about $1.6 billion in sales to P&G's Beauty Care business. Clairol's hair care products will deliver $900MM in incremental sales, and the hair colorants will add another $700MM in sales for P&G, rounding out the company's presence across the total hair care category.

     The global colorant segment alone has generated annual growth in the range of 4-6% over the past five years, about double the growth of shampoo, conditioners, and styling aids. In fact, men and women are increasingly using hair coloring as a fashion accessory and usage among younger consumers is on the rise. This growth rate combined with the profitability of the category provides a strong platform for continued growth.

     "Hair care is a highly competitive and dynamic category driven by the latest styles and trends," said Bruce Byrnes, President of Global Beauty Care and Global Health Care at P&G. "Uniting P&G's strengths in hair care and consumer understanding with Clairol's strengths in hair color will position us for strong future growth for many years to come. The combination of P&G and Clairol will also benefit consumers in this rapidly changing market where they are constantly demanding new innovations and new choices."

WINNING COMBINATION
-------------------
     The P&G and Clairol combination delivers immediate sales and growth opportunities and creates significant synergies between the two companies, including:

     . Deeper and broader innovation capabilities by combining the broad range of hair coloring technologies from Clairol and hair products innovation from P&G. Clairol has brought seventy new initiatives to market and 850 new formulations in the past 7 years. P&G has brought significant innovations to the category including 2-in-1 shampoos and breakthrough conditioner and hair spray technologies.

     . Complementary distribution and customer service networks based on the global reach of P&G in retail distribution outlets and the Clairol professional network. While Clairol has a presence in key global markets, approximately 75% of sales occur in North America (U.S./Canada/Mexico). By contrast, approximately 70% of P&G hair care products are sold outside of North America, providing a strong network for expanding Clairol brands.

     . Cost synergies from the integration of common marketing, manufacturing, and business processes. P&G estimates the savings efficiencies from combining operations to total about $200MM.

THE PURCHASE
------------
     The acquisition qualifies for a joint election tax benefit under Section 338(h)(10) which effectively reduces the cash payment for this acquisition to about $4.0 billion. This is equivalent to a multiple of 2.5 times sales and 12 times EBITDA. The purchase is expected to have a dilutive effect in year one of 6-8 cents/share. Excluding one-time costs for extended transition services to Bristol-Myers Squibb and employee retention incentives, year one dilution would be less than 5 cents. Going forward, P&G expects the purchase to be slightly accretive in year two.

     The acquisition is subject to regulatory approvals.

THE PROCTER & GAMBLE COMPANY
----------------------------
     Procter & Gamble markets approximately 300 brands to nearly five billion consumers in over 140 countries. P&G's beauty business had over $7.4 Billion in global sales in 1999/00. Its beauty brands include Pantene, Olay, SK-II, Max Factor, Cover Girl, Giorgio, Hugo Boss. Based in Cincinnati, Ohio, USA, P&G has on the ground operations in over 70 countries.

     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include the successful and timely outcome of regulatory reviews, satisfactory operation of the Clairol business prior to closing, the successful transition of the Clairol business to Procter & Gamble, and achieving volume, cost and growth projections with respect to the Clairol business after closing, as well as factors listed in The Procter & Gamble Company's most recently filed Forms 10-K and 8-Ks.

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Contact: Linda Ulrey, P&G           Tom Millikin, P&G           Tracey Long, P&G
800-242-3408                        800-242-3408                800-242-3408
513-983-8975                        513-983-8248                513-945-9845


ANALYST MEETING
---------------

P&G Contact:
Thomas G. Hills (513) 983-2414

     P&G will host an analyst meeting on Monday, May 21 at 10:00 a.m. (ET) in the Forest 2 Ballroom of the W New York hotel, 541 Lexington Avenue, to discuss the acquisition. For those unable to participate in person, a conference call of the meeting will be available by calling 800-406-5345 or for International calls, 913-981-5571. Please use confirmation code 587518.

     A replay of the call will be available until midnight, Thursday, May 24 by calling 800-289-0579, or for International calls, 719-457-2550. Please use the same confirmation code - 587518.

     In addition, the analyst meeting will also be available via webcast on Monday, May 21, 2001, at 10:00 a.m. (ET). You may link to the web cast by going to our web site at: http://www.pg.com/investors
     Check the main page of the investor site to view the web cast. We suggest you check in at least ten minutes in advance of the start time to complete the brief registration process and ensure you are set up to receive the web cast.


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MEDIA MATERIALS ARE AVAILABLE IN THE NEWSROOM AT WWW.PG.COM AND B-ROLL FOR
BROADCAST WILL BE AVAILABLE AT 6:00 A.M., 10:00 A.M. AND 3:30 P.M. AT
COORDINATES: SBS6, TRANSPONDER 4.